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                                                                    EXHIBIT 99.1

       VARCO INTERNATIONAL, INC. 401(K) / PROFIT SHARING PLAN FINANCIAL
            STATEMENTS AND SCHEDULE PREPARED IN ACCORDANCE WITH THE
                    FINANCIAL REPORTING REQUIREMENTS OF ERISA

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FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULE

Varco International, Inc. 401(k) / Profit Sharing Plan (formerly, Tuboscope Vetco International Inc. 401(k) Thrift Savings Plan)
Year ended December 31, 2001


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             Varco International, Inc. 401(k) / Profit Sharing Plan

                 Financial Statements and Supplemental Schedule

                          Year ended December 31, 2001

                                    Contents

Report of Independent Auditors............................................... 1

Audited Financial Statements

Statements of Net Assets Available for Benefits.............................. 2
Statement of Changes in Net Assets Available for Benefits.................... 3
Notes to Financial Statements................................................ 4


Supplemental Schedule

Schedule H, Line 4(i) - Schedule of Assets (Held at End of Year)............. 9

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                         Report of Independent Auditors

Administrative Committee
Varco International, Inc. 401(k) / Profit Sharing Plan

We have audited the accompanying statements of net assets available for benefits of the Varco International, Inc. 401(k) / Profit Sharing Plan (formerly, Tuboscope Vetco International Inc. 401(k) Thrift Savings Plan) as of December 31, 2001 and 2000, and the related statement of changes in net assets available for benefits for the year ended December 31, 2001. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 2001 and 2000, and the changes in its net assets available for benefits for the year ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

Our audits were performed for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedule of assets (held at end of year) as of December 31, 2001 is presented for purposes of additional analysis and is not a required part of the financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in our audits of the financial statements and, in our opinion, is fairly stated in all material respects in relation to the financial statements taken as a whole.

                                                           /s/ Ernst & Young LLP
Houston, Texas
May 3, 2002

                                                                               1

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             Varco International, Inc. 401(k) / Profit Sharing Plan

                 Statements of Net Assets Available for Benefits

                                               December 31
                                          2001             2000
                                     -------------------------------

Assets

Cash                                 $     578,274     $        322
Receivables:
   Participant contributions                     -          236,121
   Employer contributions                        -           96,507
   Accrued investment income                53,963           31,017
   Sales pending                            23,336           42,333
                                     -------------------------------
Total receivables                           77,299          405,978
Investments                            130,010,930       49,379,383
                                     -------------------------------
Total assets                           130,666,503       49,785,683

Liabilities
Other liabilities                            1,107                -
                                     -------------------------------
Total liabilities                            1,107                -
                                     -------------------------------
Net assets available for benefits    $ 130,665,396     $ 49,785,683
                                     ===============================

See accompanying notes.

                                                                               2

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             Varco International, Inc. 401(k) / Profit Sharing Plan

            Statement of Changes in Net Assets Available for Benefits

                          Year ended December 31, 2001

Additions:
   Employer contributions                                $      4,086,512
   Participant contributions                                    9,173,889
   Participant rollovers                                          574,780
   Investment income                                            4,371,551
                                                        -------------------
Total additions                                                18,206,732

Deductions:
   Benefits paid to participants                               10,023,825
   Administrative expenses                                        115,853
   Net depreciation in fair value of investments               14,747,262
                                                        -------------------
Total deductions                                               24,886,940

Other changes in net assets:
   Transfer from qualified plan (Note 1)                       87,559,921
                                                        -------------------
Net increase                                                   88,879,713


Net assets available for benefits at:

   Beginning of year                                           49,785,683
                                                        -------------------
   End of year                                           $    130,665,396
                                                        ===================


See accompanying notes.


                                                                               3

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             Varco International, Inc. 401(k) / Profit Sharing Plan

                          Notes to Financial Statements

                                December 31, 2001

1. Description of Plan

General

The Varco International, Inc. 401(k) / Profit Sharing Plan (formerly, Tuboscope Vetco International Inc. 401(k) Thrift Savings Plan) (the "Plan") is a defined contribution plan which covers domestic employees of Varco International, Inc. (the "Company"). Employees are eligible upon hiring or subsequent rehiring by the Company. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA").

On May 30, 2000, Varco International, Inc. ("Varco") was merged into Tuboscope Vetco International Inc. ("Tuboscope"). In connection with the merger, Tuboscope changed its name to Varco International, Inc. Effective January 1, 2001, the Plan was restated and the Varco International, Inc. Profit Sharing Retirement Plan was merged into Tuboscope Vetco International Inc. 401(k) Thrift Savings Plan which changed its name to Varco International, Inc. 401 (k) / Profit Sharing Plan.

The following brief description of the Plan is provided for general information purposes only. Participants should refer to the Summary Plan Description for a more complete description of the Plan's provisions, a copy of which is available from the Company.

Participant Contributions

Effective January 1, 2001, participants may contribute pre-tax contributions up to 15% of their annual compensation, but cannot exceed the maximum dollar limitation under Section 402(g) of the Internal Revenue Code.

Employer Contributions

Effective January 1, 2001, the Plan allows for matching contributions by the Company of 100% of each participant's pre-tax contributions, up to a maximum of 4% of the participant's salary.

                                                                               4

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             Varco International, Inc. 401(k) / Profit Sharing Plan

                    Notes to Financial Statements (continued)


1. Description of Plan (continued)

The Company may, at its sole discretion, contribute employer profit sharing contributions, equaling not less than 2% nor more than 20% of their profits for the consolidated companies for each plan year, on behalf of eligible participants.

The investment allocation of participant and employer contributions is participant-directed.

Participant Loans

Participants are allowed to borrow a minimum of $1,000 up to a maximum of the lesser of $50,000 or 50% of the participant's vested account balance. Interest on the loan will be charged at 1% above the prime rate as published in the Wall Street Journal on the last day of each quarter. The term of a loan is limited to five years unless the loan is used to acquire the borrower's principal residence.

Vesting

Participants who have account balances in the Plan on or after January 1, 2001 are 100% vested in their accounts.

Benefit Payments

Upon termination of service or upon becoming disabled, a participant is eligible to receive his/her vested account balance in one lump-sum payment or, in certain cases, may elect to defer the distribution. In addition, active service withdrawals may be taken at age 59 1/2 or in the case of financial hardship. In-service withdrawals are also allowed at any time from frozen after-tax contributions accounts and from rollover accounts.

Administrative Expenses

Certain administrative expenses such as legal fees and audit fees are paid by the Company. All other administrative expenses are paid from the Plan.

Plan Termination

The Company has the right under the Plan to discontinue contributions at any time and to terminate the Plan subject to ERISA. The Company has not expressed any intent to terminate the Plan.

                                                                               5

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             Varco International, Inc. 401(k) / Profit Sharing Plan

                    Notes to Financial Statements (continued)


2. Summary of Accounting Policies

Basis of Accounting

The accompanying financial statements of the Plan have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States. Benefit payments to participants are recorded upon distribution.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates that affect the amounts reported in the financial statements and accompanying notes and schedule. Actual results could differ from those estimates.

Investment Valuation and Income Recognition

Mutual fund investments and common stock are stated at fair value based on market prices obtained from national securities exchanges. Investments in common/collective funds are stated at fair value as determined by the issuer based on then-current market values of the underlying assets. Participant loans are stated at cost, which approximates fair value.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

Risk and Uncertainties

The Plan provides for various investments in common stock, mutual funds and common/collective funds. Investment securities, in general, are exposed to various risks, such as interest rate, credit, and overall market volatility risk. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the statements of net assets available for benefits and participant account balances.

                                                                               6

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             Varco International, Inc. 401(k) / Profit Sharing Plan

                    Notes to Financial Statements (continued)

3. Investments

Individual investments that represent 5% or more of the Plan's net assets at either December 31, 2001 or 2000 are as follows:

                                                          December 31
                                                       2001           2000
                                                  ---------------------------

Varco International, Inc. common stock            $  6,710,289   $  8,872,587
Merrill Lynch Retirement Preservation Trust         31,440,807     12,819,730
Merrill Lynch Alger Large Cap Growth Class A        35,120,159              -
Merrill Lynch Balanced Capital Fund Class A          3,887,754      3,559,186
Merrill Lynch Basic Value Fund                       7,513,537      5,802,408
Merrill Lynch Global Allocation Fund Class A         8,275,319      3,049,415
Merrill Lynch Bond Core Bond Class A                10,575,984              -
AIM Weingarten Fund                                  4,395,234      5,884,132
Davis New York Venture Fund                          5,281,444      4,783,986

During 2001, the Plan's investments (including investments bought, sold, and held during the year) depreciated in value as follows:

Common stock                                                     $ (2,961,334)
Common/collective funds                                              (246,219)
Mutual funds                                                      (11,539,709)
                                                                -------------
Net depreciation                                                $ (14,747,262)
                                                                =============

4. Income Tax Status

The Plan has received a favorable determination letter from the Internal Revenue Service dated February 13, 2001, stating that the Plan is qualified under
Section 401(a) of the Internal Revenue Code (the "Code"). Since receiving the determination letter, the Plan has been restated. On February 11, 2002, the Company submitted a request to the Internal Revenue Service for a determination letter on the restated plan document. The Company believes the restated plan document and the Plan, in operation, are in compliance with the Code and, therefore, believes that the Plan is qualified and the related trust is tax exempt.

                                                                               7

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             Varco International, Inc. 401(k) / Profit Sharing Plan

                    Notes to Financial Statements (continued)

5. Subsequent Events

Effective January 1, 2002, the following entities became adopting employers under the plan: Wagner Instrumentation, Elmar Group, and Quality Tubing, Inc., and the limit on employee contributions increased from 15% to 25%.

Effective May 1, 2002, the Quality Tubing, Inc. 401(k) Profit Sharing Plan merged into the Plan.

                                                                               8

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                              Supplemental Schedule

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             Varco International, Inc. 401(k) / Profit Sharing Plan

        Schedule H, Line 4(i) - Schedule of Assets (Held at End of Year)


                             EIN: 74-1473942 PN: 001


                                December 31, 2001

        Identity of
Issue, Borrower, Lessor, or                                                  Current
       Similar Party                   Description of Investment              Value
-----------------------------------------------------------------------------------------
*Varco International, Inc.    447,950 shares of common stock              $  6,710,289
*Merrill Lynch                Equity Index Trust 1                           1,627,055
*Merrill Lynch                Retirement Preservation Trust                 31,440,807
*Merrill Lynch                MFS Emerging Growth Fund Class A               4,938,757
*Merrill Lynch                Mercury HW Intl Value Fund Class A               686,497
*Merrill Lynch                Alger Large Cap Growth Class A                35,120,159
*Merrill Lynch                Alger Midcap Growth Ptf Class A                3,615,762
*Merrill Lynch                Global Allocation Fund Class A                 8,275,319
*Merrill Lynch                Bond Core Bond Class A                        10,575,984
*Merrill Lynch                Balanced Capital Fund Class A                  3,887,754
*Merrill Lynch                Basic Value Fund                               7,513,537
 AIM Management               Weingarten Fund                                4,395,234
 Davis Funds                  Davis New York Venture Fund                    5,281,444
*Participant loans            Varying maturity dates and interest rates
                                 ranging from 6% to 10.5%                    5,942,332
                                                                          ------------
                                                                          $130,010,930
                                                                          ============

*  Party-in-interest
                                                                               9